 Exhibit 99.1

GILLA CONTINUES GLOBAL EXPANSION WITH NEW UK DISTRIBUTION DEAL

New York, NY – (July 18, 2016) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, manufacturer and marketer of E-liquid for vaporizers, announced that a major vape store chain in the United Kingdom (the “UK”) has agreed to carry the Company’s Coil Glaze brand of products. The vape store chain has over 50 physical locations, plus a significant online presence. As well, the Company has entered into an arrangement for the bottling and boxing of the Coil Glaze product by a local manufacturer in the UK who will also be responsible for distributing the product on a non-exclusive basis to the over 600 vape shops that they currently service. This will notably reduce lead times for delivery of the product into the UK market and should significantly add to the sales of the Coil Glaze brand.

“We have made tremendous progress on our development of the UK market since our launch at The Vaper Expo UK in Birmingham, England this past May,” stated J. Graham Simmonds, Chairman and CEO of Gilla. “In just the last two months alone, we have sold more than fourteen thousand bottles of our Coil Glaze brand in the UK and are well positioned to become a major player in this market. Our decision to outsource manufacturing to a local company, while bringing on an already established major distributor in the UK, will greatly enhance our presence throughout the region. While Coil Glaze is already leading the way for Gilla in the UK, it’s our intention to use this platform as an opportunity to introduce Gilla’s other E-liquid brands to the 2.1 million e-cig users across the UK.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation of smoking. Gilla aims to be a global leader in the manufacturing and distribution of E-liquid for the vapor industry. The Company provides consumers with choice and quality across categories and price points. Gilla’s product portfolio includes VaporLiq, Craft Vapes, Craft Clouds, Vape Warriors, Miss Pennysworth’s Elixirs, The Mad Alchemist, Replicant and Coil Glaze E-liquid brands.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. J. Graham Simmonds
Chairman and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com
twitter: @gillainc

For media inquiries, please contact:

Mr. Don Fenton
VP of Communications
T: 1 (416) 434-3681
E: don.fenton@gilla.com